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                                                      Exhibit (11)

                      AMERICOLD CORPORATION

                   STATEMENT RE COMPUTATION OF
                       PER SHARE EARNINGS

              (In thousands, except per share data)

                                               Three months  Three months    Six months    Six months
                                                  ended         ended           ended         ended
                                               last day of   last day of     last day of   last day of
                                               August 1996   August 1997     August 1996   August 1997
                                              -------------  -------------  -------------  -------------
                                               (Unaudited)    (Unaudited)   (Unaudited)   (Unaudited)

Net loss                                        $ (2,673)      $ (1,157)     $ (5,009)     $ (2,789)

Less:  total accrued preferred dividend

  (52.936 shares x 13.50% x 3/12 yr)                (179)             -             -             -
  (52.936 shares x 13.00% x 2/12 yr)                   -           (115)            -             -
  (46.797 shares x 13.00% x 1/12 yr)                   -            (51)            -             -
  (52.936 shares x 13.50% x 6/12 yr)                   -              -          (357)            -
  (52.936 shares x 13.00% x 5/12 yr)                   -              -             -          (287)
  (46.797 shares x 13.00% x 1/12 yr)                   -              -             -           (51)
                                                 -------        -------       -------       -------

Net loss for per share calculation              $ (2,852)      $ (1,323)     $ (5,366)     $ (3,127)
                                                 =======        =======       =======       =======

Weighted average number of shares
  outstanding                                      4,931          5,012         4,931         5,004
                                                 =======        =======       =======       =======


Net income (loss) per share                     $  (0.58)      $  (0.26)     $  (1.09)     $  (0.62)
                                                 =======        =======       =======       =======
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